EXHIBIT 99.1

RUDOLPH TECHNOLOGIES REPORTS 2014
FIRST QUARTER RESULTS

•	Software Revenue Drives Strong Gross Margins;

•	Cash and Marketable Securities Increase $16 Million in the Quarter

FLANDERS, NEW JERSEY (April 28, 2014) - Rudolph Technologies, Inc. (NYSE: RTEC), a leading provider of process characterization equipment, lithography equipment and software for wafer fabs and Advanced Packaging facilities, today announced financial results for the first quarter 2014.

2014 First Quarter Highlights:

•	First quarter revenue was $41.6 million.

•	First quarter GAAP net loss was $724 thousand, or $(0.02) per diluted share; Non-GAAP net income was $1.0 million, or $0.03 per diluted share.

•	Gross margins remained strong at 52 percent for the quarter.

•	Cash and marketable securities increased $16.1 million to $183.5 million.

•
Lithography Systems Group represented 10 percent of revenue as third repeat order of the JetStep® system was shipped to an Outsourced Assembly and Test technology leader for advanced packaging volume production of fan-out packages for mobile devices.

Paul F. McLaughlin, Chairman and Chief Executive Officer, commented, “Our business for the first quarter was evenly balanced, with front-end customers comprising 53 percent of revenue and 47 percent from back-end customers. During the quarter, we shipped a JetStep system for advanced packaging applications to a customer presently using Rudolph’s lithography systems in volume production, who foresees expanding capacity needs that will require 2 different varieties of Rudolph’s JetStep Advanced Packaging Lithography Systems. We also shipped our first NSX® 320 TSV Metrology System for through silicon via process development. This new NSX 320 includes specialized sensors to measure critical parameters in 3D integration. In addition, our software unit at 14 percent of our revenue made very strong contributions to our results, as our industry leading fab-wide yield management systems analyze data from disparate sources and multiple sites to maximize fab-wide productivity.”

“Looking ahead, we remain very confident that Rudolph will have a stronger second half led by back-end advanced packaging and lithography business, resulting in double digit growth in 2014, including a 20% contribution by our Lithography Business Unit, despite well-documented headwinds recently forecast for front-end wafer fab equipment markets.”

Mr. McLaughlin concluded, “Our position as a total value-added solutions provider has further strengthened in the first quarter, resulting in a rich and substantially stronger technology portfolio that has more than doubled in product offerings over the last five years. Our mission is to establish Rudolph as the vendor-of-choice for Advanced Packaging inspection, metrology, software, and photolithography solutions while preserving our leadership positions in front-end node-dependent solutions. Our unique business model targets selected front-end and back-end higher growth markets, and provides us a broad and expanding customer base with a more balanced product portfolio across all industry cycles. We continue to see back-end customers using front-end technology to meet their advanced packaging requirements; and we believe we are in a leadership position to capture above industry average growth from this emerging dynamic. We have conviction that our chosen markets will benefit from both cyclical and sector growth, comprised of strong demand for our expanding package of leading-edge solutions.”

First Quarter 2014 Financial Results
First quarter revenue totaled $41.6 million, a 6 percent decrease compared with $44.5 million for the 2013 fourth quarter. During the first quarter, international sales represented approximately 76 percent of revenue, while domestic sales accounted for 24 percent. In the 2013 fourth quarter, international sales represented approximately 82 percent of revenue and domestic sales accounted for 18 percent.

Gross margin was 52 percent of revenues in the 2014 first quarter, compared to 51 percent in the 2013 fourth quarter. The first quarter gross margin was positively impacted by strong software sales which represented 14 percent of revenues and was well above the Company’s target model of 10 percent.

Operating expenses for the first quarter of 2014 totaled $21.5 million, an increase of $0.4 million from $21.0 million in the 2013 fourth quarter. R&D expenses for the first quarter totaled $10.0 million, compared with $9.6 million in the 2013 fourth quarter. S, G&A expenses for the first quarter totaled $10.8 million, compared with $10.7 million in the fourth quarter of 2013. The increase in operating expenses was primarily due to annual salary increases that take place in the first quarter of every year and an increase in accruals for the Company’s incentive compensation plans.

GAAP net loss for the first quarter of 2014 was $724 thousand, or $(0.02) per diluted share, compared with net income of $2.1 million, or $0.06 per diluted share, for the fourth quarter of 2013. The first quarter GAAP net income included $2.8 million in non-GAAP charges as detailed in the attached Reconciliation of GAAP to Non-GAAP Financial Measures. Excluding those items, first quarter 2014 net income was $1.0 million, or $0.03 per diluted share, compared to $3.0 million, or $0.09 per diluted share, in the 2013 fourth quarter.

Balance Sheet Strength
At March 31, 2014, cash and marketable securities totaled $183.5 million, an increase of $16.1 million from $167.4 million at the end of the 2013 fourth quarter. Accounts receivable decreased to $42.5 million and inventory increased slightly to $62.3 million as of March 31, 2014. Working capital increased in the quarter, ending at $267 million at March 31, 2014.

Conference Call
Rudolph Technologies will discuss its 2014 first quarter results and other matters on a conference call it is hosting today at 4:30 PM EDT. To access the live conference call, please dial (888) 603-6873 and reference Conference ID# 28362999. A live audio webcast will also be available to investors on the Company’s website at www.rudolphtech.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary software. A digital replay of the conference call will be available on Rudolph’s website for one week following the live broadcast.

Discussion of Non-GAAP Financial Measures
In this press release, we have presented financial measures, which have not been determined in accordance with generally accepted accounting principles (GAAP) and are therefore non-GAAP financial measures. Non-GAAP financial measures exclude the amortization of intangible assets, the impact of litigation fees, acquisition related costs and share-based compensation. We believe that this presentation of non-GAAP financial measures allows investors to better assess the Company’s operating performance by comparing it to prior periods on a more consistent basis. We have included a reconciliation of various non-GAAP financial measures to those measures reported in accordance with GAAP. To that end, non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. Because our calculation of non-GAAP financial measures may differ from similar measures used by other companies, investors should be careful when comparing our non-GAAP financial measures to those of other companies.

About Rudolph Technologies
Rudolph Technologies, Inc. is a worldwide leader in the design, development, manufacture and support of defect inspection, advanced packaging lithography, process control metrology, and data analysis systems and software used by semiconductor device manufacturers worldwide. Rudolph provides a full-fab solution through its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down the costs and time to market of their products. The Company’s expanding portfolio of equipment and software solutions is used in both the wafer processing and final manufacturing of ICs, and in adjacent markets such as FPD, LED and Solar. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company’s website at www.rudolphtech.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) which include Rudolph’s business momentum and future growth; the benefit to customers of Rudolph’s products and customer service; Rudolph’s ability to both deliver products and services consistent with our customers’ demands and expectations and strengthen its market position; Rudolph’s expectations regarding semiconductor market outlook; as well as other matters that are not purely historical data. Rudolph wishes to take advantage of the “safe harbor” provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Rudolph’s control. Such factors include, but are not limited to, the Company’s ability to leverage its resources to improve its position in its core markets; its ability to weather difficult economic environments; its ability to open new market opportunities and target high-margin markets; the strength/weakness of the back-end and/or front-end semiconductor market segments; and fluctuations in customer capital spending. Additional information and considerations regarding the risks faced by Rudolph are available in Rudolph’s Form 10-K report for the year ended December 31, 2013 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Rudolph’s current expectations, the Company cannot guarantee any related future results, levels of activity, performance or achievements. Rudolph does not assume any obligation to update the forward-looking information contained in this press release.

For more information, please contact:
Investors:
Steven R. Roth
Senior Vice President & CFO
973.448.4302
steven.roth@rudolphtech.com

Guerrant Associates
Laura Guerrant-Oiye
Principal
808.882.1467
lguerrant@guerrantir.com

Trade Press:
Amy Pauling
952.259.1794
amy.pauling@rudolphtech.com

(tables follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) - (Unaudited)

	March 31, 2014	December 31, 2013
		(Audited)

ASSETS
Current assets
Cash and marketable securities	$183,519	$167,372
Accounts receivable, net	42,547	53,437
Inventories	62,321	61,351
Prepaid and other assets	16,392	14,804
Total current assets	304,779	296,964
Net property, plant and equipment	12,552	13,058
Intangibles	33,289	34,017
Other assets	28,763	27,323
Total assets	$379,383	$371,362

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$14,211	$12,772
Other current liabilities	23,538	18,918
Total current liabilities	37,749	31,690
Senior convertible notes	52,486	51,751
Other non-current liabilities	9,410	8,918
Total liabilities	99,645	92,359
Stockholders’ equity	279,738	279,003
Total liabilities and stockholders’ equity	$379,383	$371,362

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended
	March 31, 2014	March 31, 2013

Revenues	$41,649	$41,650
Cost of revenues	20,080	19,776
Gross profit	21,569	21,874
Operating expenses:
Research and development	10,006	9,703
Selling, general and administrative	10,780	10,252
Amortization	670	616
Total operating expenses	21,456	20,571
Operating income	113	1,303
Interest expense, net	1,281	1,209
Other expense (income)	(127)	349
Loss before income taxes	(1,041)	(255)
Benefit for income taxes	(317)	(648)
Net income (loss)	$(724)	$393

Net income (loss) per share:

Basic	$(0.02)	$0.01
Diluted	$(0.02)	$0.01

Weighted average shares outstanding:

Basic	33,092	32,523
Diluted	33,092	33,239

(table to follow)

RUDOLPH TECHNOLOGIES, INC. RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended
	March 31, 2014	March 31, 2013

GAAP operating income	$113	$1,303
Non-GAAP adjustments:
Acquisition related expenses	364	—
Amortization of intangibles	670	616
Litigation costs	306	254
Share-based compensation	1,445	957
Total non-GAAP adjustments	2,785	1,827
Non-GAAP operating income	$2,898	$3,130

GAAP net income (loss)	$(724)	$393
Total non-GAAP adjustments	2,785	1,827
Income tax effect of non-GAAP adjustments (1)	(1,062)	(641)
Non-GAAP net income	$999	$1,579

Net income per share:
Basic	$0.03	$0.05
Diluted	$0.03	$0.05

1) For the three month periods ended March 31, 2014 and 2013, the non-GAAP adjustments were taxed at a marginal tax rate of 38.1% and 35.1%, respectively.
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